UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __ )

Filed by the Registrant x

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

eXp World Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2026

eXp World Holdings, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on March 9, 2026 in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, April 24, 2026, at 12:00 p.m. Eastern Time. The Company is filing this supplement (the “Supplement”) to the Proxy Statement to disclose engagement of a proxy solicitor to assist with solicitation of proxies in connection with management proposals included in the Proxy Statement, including the proposal to redomesticate the Company from Delaware to Texas, by conversion (Proposal 4).

Engagement of Proxy Solicitor

Specifically, subsequent to the filing of the Proxy Statement, the Company engaged Sodali & Co (“Sodali”), an independent proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting on the Company’s behalf. The Company has agreed to pay Sodali a fee of $5,000, plus costs and expenses, for these services.

This Supplement is being filed with the SEC and made available to stockholders on April 20, 2026. Other than as described in this Supplement, the information in the Proxy Statement remains unchanged, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.

If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.